Exhibit (a)(6)




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                              FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, Inc. announces higher price and extension of tender offer for ANGELES PARTNERS XII.

Moraga, Calif. (Business Wire)--July 25, 2005-- MPF Income Fund 22, LLC; MPF-NY 2005, LLC; Moraga Gold, LLC; Sutter Opportunity Fund 3, LLC; MPF DeWaay Fund 2, LLC; MPF Flagship Fund 10, LLC; Mackenzie Patterson Special Fund 6, LLC; Mackenzie Patterson Special Fund 6-A, LLC; MPF Acquisition Co. 3, LLC; MPF Income Fund 21, LLC; MPF DeWaay Fund 3, LLC; MPF DeWaay Fund 4, LLC; MPF Flagship Fund 9, LLC; MPF DeWaay Premier Fund 2, LLC; MP Value Fund 8, LLC; MPF Special Fund 7, LLC; MacKenzie Patterson Special Fund 5, LLC; MP Income Fund 20, LLC; and MP Value Fund 6, LLC (the "Purchasers") have extended the expiration date of their tender offer for Units of limited partnership interest (the "Units") in ANGELES PARTNERS XII (the "Partnership"). The expiration date has been extended through August 25, 2005 and the offer price has been increased to $682 per Unit.

         As of the date hereof, a total of 10 Units of the Partnership have been tendered by securities holders and not withdrawn. No other Units have been tendered to date.

         For further information, contact Christine Simpson at the below telephone number.

MacKenzie Patterson Fuller, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 925-631-9100